As filed with the Securities and Exchange Commission on November 1, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Donegal Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	23-2424711
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania	17547
(Address of principal executive offices)	(Zip code)

Donegal Group Inc.

2011 Employee Stock Purchase Plan, As Amended

Kevin G. Burke

President and Chief Executive Officer

Donegal Group Inc.

1195 River Road

Marietta, Pennsylvania 17547

(Name and address of agent for service)

(888) 877-0600

(Telephone number, including area code, of agent for service)

Copies to:

John W. Kauffman, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

(215) 979-1227

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A common stock, $0.01 par value	200,000 shares	$13.495	$2,699,000	$327.12

(1)

These shares include an additional 200,000 shares of Class A common stock under the Donegal Group Inc. 2011 Employee Stock Purchase Plan, as amended, pursuant to General Instruction E to Form S-8. This registration statement shall also cover any additional shares of Donegal Group Inc. Class A common stock that become issuable under such plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Donegal Group Inc. Class A common stock.

(2)

Pursuant to Rule 457(h), we calculated the maximum aggregate offering price based upon the average of the high and low prices of Donegal Group Inc. Class A common stock on October 29, 2018, which is a date within five business days prior to the filing of this registration statement, as reported on the NASDAQ Global Select Market.

Statement of Incorporation by Reference

This registration statement on Form S-8 is being filed to register the offer and sale of an additional 200,000 shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), of Donegal Group Inc. (the “Registrant”) to be issued under the 2011 Employee Stock Purchase Plan, as amended. Pursuant to General Instruction E to Form S-8, except for Item 8 “Exhibits,” this registration statement incorporates by reference the contents of the registration statement on Form S-8, File No. 333-174612, filed by the Registrant on May 31, 2011 relating to the Registrant’s 2011 Employee Stock Purchase Plan.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Duane Morris LLP (filed herewith)

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm (filed herewith).

23.3	Consent of Duane Morris LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania, on November 1, 2018.

DONEGAL GROUP INC.

By:	/s/ Kevin G. Burke
Kevin G. Burke President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin G. Burke	President and Chief Executive Officer	November 1, 2018
Kevin G. Burke	(principal executive officer)

/s/ Jeffrey D. Miller	Executive Vice President and Chief Financial Officer	November 1, 2018
Jeffrey D. Miller	(principal financial and accounting officer)

/s/ Scott A. Berlucchi	Director	November 1, 2018
Scott A. Berlucchi

/s/ Dennis J. Bixenman	Director	November 1, 2018
Dennis J. Bixenman

Signature	Title	Date

/s/ Robert S. Bolinger	Director	November 1, 2018
Robert S. Bolinger

/s/ Patricia A. Gilmartin	Director	November 1, 2018
Patricia A. Gilmartin

/s/ Jack L. Hess	Director	November 1, 2018
Jack L. Hess

/s/ Barry C. Huber	Director	November 1, 2018
Barry C. Huber

/s/ Kevin M. Kraft, Sr.	Director	November 1, 2018
Kevin M. Kraft, Sr.

/s/ Jon M. Mahan	Director	November 1, 2018
Jon M. Mahan

/s/ S. Trezevant Moore, Jr.	Director	November 1, 2018
S. Trezevant Moore, Jr.

/s/ Richard D. Wampler, II	Director	November 1, 2018
Richard D. Wampler, II